Exhibit 99.1

Press Release

Dana Strong announced as Chief Operating Officer of Virgin Media
Magnus Ternsjö to join UPC Ireland as Managing Director

Denver, Colorado - June 4, 2013:

Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) announced today that effective July 1, 2013, Dana Strong will become the Chief Operating Officer (“COO”) of Virgin Media Inc. (“Virgin Media”) (NASDAQ: VMED; LSE: VMED) following the closing of that acquisition. She will succeed Andrew Barron who has decided to leave the company post closing to pursue new opportunities. Ms. Strong is currently Managing Director of UPC Ireland, the country's leading broadband, communications, and entertainment provider, where she will remain as Chairman. In her new COO role, Ms. Strong will report to Tom Mockridge, who was recently announced as Virgin Media's incoming Chief Executive Officer, effective as of closing.

Mike Fries, President and CEO of Liberty Global, said: “Dana has over 20 years of experience in the media industry and has been an integral member of the Liberty Global family for 14 years. She has a proven track record of delivering profitable growth and customer service excellence to the operations she's led in Australia and Ireland. I would also like to acknowledge the significant contribution of Andrew Barron, who played a key role in building Virgin Media's outstanding strategic, product and operating platform and who has been pivotal in the company's success.”

Tom Mockridge, incoming CEO of Virgin Media, added: “I'm thrilled that Dana has decided to join me and the rest of our world-class management team. Her broad operating background and experience leading one of Liberty's fastest growing countries will serve her well at Virgin Media, as we look to accelerate the company's growth agenda.”

Dana Strong, said: “This is a very exciting time for our company. I look forward to contributing to the growth and development of Virgin Media's business and I'm delighted to be appointed Chairman of UPC Ireland, so I can continue to contribute to its future success.”

Dana Strong will be succeeded as Managing Director of UPC Ireland by Magnus Ternsjö, who since 2009 has served as Managing Director of Liberty Global's Central European DTH satellite television business covering Hungary, Czech Republic, Slovakia and Romania. Magnus has been active in the pay-TV business for more than 20 years, including roles at several of Liberty Global's operations with a proven track record.

Dana Strong's Background
Dana Strong joins Virgin Media after two years as Managing Director of UPC Ireland, overseeing that operation's strong growth, improved customer satisfaction, and a successful track record of product innovation. Ms. Strong also serves as the elected Chairman of the Telecommunication and Internet Federation in Ireland. Before joining

UPC Ireland, Ms. Strong served as the Chief Operating Officer of AUSTAR Communications in Australia for Liberty Global.

Additional Information and Where to Find It
Nothing in this communication shall constitute a solicitation to buy or subscribe for or an offer to sell any securities of Liberty Global, Inc., Virgin Media Inc. or Liberty Global Corporation Limited (New Liberty Global). In connection with the proposed acquisition of Virgin Media by Liberty Global, New Liberty Global has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 (File No. 333-187100) (the “Registration Statement”), which contains a definitive joint proxy statement of Liberty Global and Virgin Media and also constitutes a prospectus of New Liberty Global. STOCKHOLDERS OF LIBERTY GLOBAL AND VIRGIN MEDIA ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) REGARDING THE MERGERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Registration Statement and joint proxy statement/prospectus, as well as other filings containing information about Liberty Global, Virgin Media and New Liberty Global, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the Registration Statement and joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Global, Inc., 12300 Liberty Boulevard, Englewood, Colorado, 80112, USA, Attention: Investor Relations, Telephone: +1 303 220 6600, or to Virgin Media Limited, Communications House, Bartley Wood Business Park, Bartley Way, Hook, RG27 9UP, United Kingdom, Attn: Investor Relations Department, Telephone +44 (0) 1256 753037.

The respective directors and executive officers of Liberty Global and Virgin Media and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Liberty Global's directors and executive officers is available in Amendment No. 1 to the Annual Report on Form 10-K/A filed with the SEC by Liberty Global on April 25, 2013, and information regarding Virgin Media's directors and executive officers is available in Amendment No. 3 to its Annual Report on Form 10-K/A filed with the SEC by Virgin Media on April 24, 2013. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

About Liberty Global
Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connect 20 million customers subscribing to 35 million television, broadband internet and telephony services as of March 31, 2013.

Liberty Global's consumer brands include UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Chellomedia, our content division, Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

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